                                                                    EXHIBIT 12.1

                         REGENERON PHARMACEUTICALS, INC.
            Computation of Ratio of Earnings to Combined Fixed Charges
                             (Dollars in thousands)
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
                                                                                                                        Nine months
                                                                              Years ended December 31,                     ended
                                                     ----------------------------------------------------------------  September 30,
                                                           1999        2000        2001         2002        2003           2004
                                                          ---------   ---------   ---------   ----------   ----------  -------------
Earnings:
      Income (loss) from continuing operations
        before loss from equity investee                  ($18,911)   ($17,077)   ($75,178)   ($124,350)   ($107,395)     $38,913
      Fixed charges                                          1,278       1,309       4,103       14,728       15,151       11,363
      Amortization of capitalized interest                                                                        33           58
      Interest capitalized                                                                         (222)        (276)
                                                     -------------------------------------------------------------------------------

Adjusted earnings                                         ($17,633)   ($15,768)   ($71,075)   ($109,844)    ($92,487)     $50,334
                                                     ===============================================================================

Fixed charges:
      Interest expense                                        $284        $281      $2,868      $12,902      $12,975       $9,944
      Interest capitalized                                                                          222         276
      Assumed interest component of rental charges             994       1,028       1,235        1,604        1,900        1,419
                                                     -------------------------------------------------------------------------------

Total fixed charges                                         $1,278      $1,309      $4,103      $14,728      $15,151      $11,363
                                                     ===============================================================================

Ratio of earnings to fixed charges                          (A)         (A)         (A)          (A)         (A)             4.43

(A) Due to the registrant's losses for the years ended December 31, 1999, 2000, 2001, 2002, and 2003, the ratio coverage was less than 1:1. To achieve a coverage ratio of 1:1, the registrant must generate additional earnings of the amounts shown in the table below.
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
                                                                                Years ended December 31,
                                                     ----------------------------------------------------------------------------
                                                     1999             2000            2001             2002             2003
                                                     ----             ----            ----             ----             ----
        Coverage deficiency                        $18,911          $17,077         $75,178         $124,572          $107,638
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